Lake Shore Bancorp, Inc. Reports Third Quarter 2014

Net Income of $688,000

$0.07 Per Share Quarterly Cash Dividend Declared

DUNKIRK, N.Y.—October 27, 2014-- Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced third quarter 2014 net income of $688,000, or $0.12 per diluted share, compared to net income of $986,000, or $0.17 per diluted share, for the third quarter of 2013. The decrease in the Company’s third quarter net income reflects the implementation of certain strategies throughout 2014 that are intended to reduce interest rate risk and position the Bank for a rising interest rate environment.  For the nine months ended September 30, 2014, the Company reported net income of $2.4 million, or $0.41 per diluted share, compared to net income of $2.7 million, or $0.47 per diluted share, for the same period in 2013.

2014 Third Quarter and Nine-Month Highlights

•	Average core (non-time) deposits grew by 7.7% for the nine months ended September 30, 2014.
•	Total assets of $486.6 million were up $4.4 million from December 31, 2013.
•	The Bank’s risk-based capital ratios remain significantly above the regulatory threshold levels for “well-capitalized” banks.
•	Board approval of a $0.07 per share cash dividend payable on November 18, 2014.

“We continue to execute our long-term strategy of actively positioning the Bank for a rising interest rate environment by shortening the duration of our assets, while at the same time improving our funding mix by increasing core deposits and reducing time deposits which lowers our overall cost of funds. While we experienced some margin compression related to these activities in the quarter, this remains a strategically sound long-term approach for the Bank to prosper in a rising interest rate environment,” said Daniel P. Reininga, President and Chief Executive Officer.

During the third quarter, the Bank further strengthened its commercial lending team by adding Jeffery M. Werdein, a highly experienced commercial lender to serve as executive vice president of the division. “This action further demonstrates our commitment to expanding our commercial real estate and small to middle business segment lending presence going forward,” Reininga said. “With a very strong capital base and a highly liquid balance sheet we are well positioned to support the growth of small and middle market businesses within our service area.”

Net interest income was $3.5 million for third quarter 2014, compared with $3.7 million for third quarter 2013.  Third quarter 2014 interest income of $4.4 million decreased $231,000 compared to $4.6 million in the prior year quarter. This decrease was primarily a result of lower growth in residential mortgage lending, a reduced level of available for sale securities and continuation of the low interest rate environment. As a result of these factors, the Bank experienced a 22 basis point decline in the average yield on interest earning assets compared to the prior year quarter.

Net interest income for the nine months ended September 30, 2014 was $11.0 million compared to $11.2 million for the same period in 2013. Interest income for the first nine months of 2014 was $13.5 million, compared to $13.9 million for the same period in 2013. The decrease in interest income was primarily the result of a 26 basis point decline in the average interest rate on loans, partially offset by a $4.0 million increase in average loan balances. Interest expense for the nine month period of $2.5 million decreased $188,000, or 7.0%, compared to $2.7 million for the same period in 2013, as a result of a six basis point decline in the average rate paid on interest-bearing liabilities. The reduced average cost for interest-bearing liabilities reflected a $9.9 million reduction in average time deposit balances (i.e., CD accounts) and a $4.2 million reduction in average borrowings, partially offset by an $11.8 million increase in savings and transaction account average balances, consistent with the Bank’s focus on expanding core account relationships.

The third quarter 2014 net interest margin of 3.11% declined 19 basis points compared with 3.30% for third quarter 2013. Third quarter 2014 net interest margin reflected a decline in the average rate on interest-earning assets of 22 basis points, which was partially offset by a two basis point decline in the average cost of interest-bearing liabilities, compared to the prior year third quarter. The Bank’s net interest margin for the nine months ended September 30, 2014 was 3.22%, compared to 3.31% for the prior year period. The decrease in net interest margin for the nine months ended September 30, 2014 was due to a decline in the average rate on interest-earning assets of 15 basis points, which was partially offset by a six basis point decline in the average cost of interest-bearing liabilities, compared to the nine months ended September 30, 2013.

Average interest-earning assets increased by $1.6 million, to $455.7 million, for the third quarter 2014 compared to the prior year quarter. The increase resulted from a $3.4 million increase in average loans and an increase of $11.7 million in the average balance of cash and cash equivalents, partially offset by a $13.4 million reduction in the average balance of the securities portfolio. The increase in the Bank’s average balance of cash and cash equivalents reflects its ongoing focus on reducing future interest rate risk by shifting longer-duration assets into shorter-term loans and investments. For the same time period, average interest-bearing liabilities decreased by $7.0 million as a result of a $13.7 million reduction in average certificate of deposit balances and a $3.1 million reduction in average borrowings, partially offset by growth in the Bank’s average core demand deposit balances. Average interest-earning assets for the nine months ended September 30, 2014 increased $1.3 million compared to the prior year period, and average interest bearing liabilities decreased by $2.3 million over the same time period.

Non-interest income for third quarter 2014 was $531,000, compared to $541,000 in third quarter 2013. Third quarter 2014 non-interest income reflected lower bank deposit service fees compared to third quarter 2013, partially offset by a $35,000 recovery from a previously impaired investment security. Non-interest income for the nine months ended September 30, 2014, was $1.7 million, an increase of $110,000 from $1.6 million for the same period in 2013.

Non-interest expense was $3.2 million for third quarter 2014 compared to $3.0 million for third quarter 2013. Increased salary and benefit cost and data processing expenditures related to the implementation of updated banking systems were responsible for the increased expense.

For the nine months ended September 30, 2014, non-interest expense was $9.7 million, an increase of $340,000, or 3.6%, from $9.4 million for the same period in 2013. The increase was primarily a result of increased salary and benefit expense and higher occupancy and equipment costs related to the second quarter 2013 opening of the Bank’s Snyder office and higher data processing charges, partially offset by lower professional services cost and other expense.

The provision for loan losses for third quarter 2014 was $70,000 compared to $60,000 for third quarter 2013. The increase in the provision was a result of an increase in classified loans and changes in the environmental factors used to calculate the losses inherent in the loan portfolio during the quarter. The provision for loan losses for the nine months ended September 30, 2014, was $70,000 compared with a provision of $105,000 in the prior year period.

Non-performing loans as a percent of total loans at September 30, 2014 were 1.97%, a 31 basis point increase from 1.66% at December 31, 2013, primarily due to the classification of two non-performing commercial real estate loans with a total outstanding balance of $2.3 million.  One of these non-performing loans had an outstanding balance of $1.7 million and a provision for loan losses has not been recorded on this loan as management believes that the value of the underlying collateral is sufficient to protect the Bank from loss.  The Bank’s allowance for loan losses as a percent of total loans and of non-performing loans was 0.66% and 33.31%, respectively, on September 30, 2014, compared with 0.65% and 39.36%, respectively, on December 31, 2013.

Total assets at September 30, 2014 were $486.6 million, up from $482.2 million on December 31, 2013. Total deposits at September 30, 2014 were $389.5 million, compared to $388.2 million on December 31, 2013. Core deposits (non-time savings and transaction accounts) at September 30, 2014 were $204.8 million, an increase of $9.2 million, or an annualized increase of 6.3% from December 31, 2013. Stockholders’ equity at September 30, 2014 was $69.7 million, an increase of $4.5 million, or an annualized increase of 9.1%, compared with December 31, 2013.

Dividend Declared

On October 22, 2014, the Board of Directors approved a $0.07 per share cash dividend on the Company’s common stock, payable on November 18, 2014, to shareholders of record as of November 4, 2014. Based on the Company’s closing stock price of $12.64 on October 24, 2014, the implied dividend yield for the Company’s common stock is 2.22%. Lake Shore, MHC (the “MHC”), which holds 3,636,875, or 61.2%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares.

Independent Registered Public Accounting Firm

On October 1, 2014, the Company’s independent registered public accounting firm, ParenteBeard LLC, was combined with Baker Tilly Virchow Krause, LLP (“Baker Tilly”). As a result of this transaction, ParenteBeard resigned as the independent registered public accounting firm of the Company and, with the approval of the Audit Committee of the Company’s Board of Directors, Baker Tilly was engaged as its new independent registered public accounting firm.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie

County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	September 30,	December 31,
	2014	2013
	(Unaudited)
	(Dollars in thousands)

Total assets	$486,587	$482,167
Cash and cash equivalents	41,892	17,202
Securities available for sale	140,951	157,964
Loans receivable, net	275,156	277,345
Deposits	389,505	388,235
Short-term borrowings	-	11,650
Long-term debt	18,950	7,850
Stockholders’ equity	69,727	65,271

Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,395	$4,626	$13,460	$13,908
Interest expense	851	886	2,507	2,695
Net interest income	3,544	3,740	10,953	11,213
Provision for loan losses	70	60	70	105
Net interest income after provision for loan losses	3,474	3,680	10,883	11,108
Total non-interest income	531	541	1,681	1,571
Total non-interest expense	3,208	3,013	9,715	9,375
Income before income taxes	797	1,208	2,849	3,304
Income tax expense	109	222	487	612
Net income	$688	$986	$2,362	$2,692
Basic and diluted earnings per share	$0.12	$0.17	$0.41	$0.47
Dividends declared per share	$0.07	$0.07	$0.21	$0.21

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

Return on average assets	0.56%	0.81%	0.65%	0.74%
Return on average equity	3.96%	6.09%	4.61%	5.40%
Average interest-earning assets to average interest-bearing liabilities	121.85%	119.17%	120.45%	119.36%
Interest rate spread	2.95%	3.15%	3.07%	3.16%
Net interest margin	3.11%	3.30%	3.22%	3.31%

	September 30,	December 31,
	2014	2013
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.97%	1.66%
Non-performing assets as a percent of total assets	1.19%	1.08%
Allowance for loan losses as a percent of total net loans	0.66%	0.65%
Allowance for loan losses as a percent of non-performing loans	33.31%	39.36%